                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 1)/1/


                                  US LEC Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class A Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   90331S 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Anthony J. DiNovi
                              Thomas H. Lee Company
                           75 State Street, Suite 2600
                           Boston, Massachusetts 02109
                                 (617) 227-1050
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 6, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 50 Pages)









_____________________

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 2 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Thomas H. Lee Equity Fund IV, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     OO
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF             0
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8.   SHARED VOTING POWER
OWNED BY             2,608,415 shares of Class A Common Stock held as of August
EACH                 6, 2001
REPORTING            2,819,135 shares of Class A Common Stock held as of
PERSON               February 28, 2002
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                      0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     2,608,415 shares of Class A Common Stock held as of August
                     6, 2001
                     2,819,135 shares of Class A Common Stock held as of
                     February 28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,608,415 shares of Class A Common Stock held as of August 6, 2001 2,819,135 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.10% as of August 6, 2001
     9.76% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 3 of 50 Pages
-------------------------                           ------------------------
                                      13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Thomas H. Lee Foreign Fund IV-B, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     OO
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            0
SHARES        ------------------------------------------------------------------
BENEFICIALLY   8.    SHARED VOTING POWER
OWNED BY             253,338 shares of Class A Common Stock held as of August 6,
EACH                 2001
REPORTING            273,804 shares of Class A Common Stock held as of February
PERSON               28, 2002
WITH          ------------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              ------------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     253,338 shares of Class A Common Stock held as of August 6,
                     2001
                     273,804 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     253,338 shares of Class A Common Stock held as of August 6, 2001
     273,804 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.96% as of August 6, 2001
     1.04% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 4 of 50 Pages
-------------------------                           ------------------------
                                      13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Thomas H. Lee Foreign Fund IV, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     OO
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            0
SHARES        ------------------------------------------------------------------
BENEFICIALLY   8.    SHARED VOTING POWER
OWNED BY             89,276 shares of Class A Common Stock held as of August 6,
EACH                 2001
REPORTING            96,488 shares of Class A Common Stock held as of February
PERSON               28, 2002
WITH          ------------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              ------------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     89,276 shares of Class A Common Stock held as of August 6,
                     2001
                     96,488 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     89,276 shares of Class A Common Stock held as of August 6, 2001
     96,488 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.34% as of August 6, 2001
     0.37% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 5 of 50 Pages
-------------------------                           ------------------------
                                      13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     THL Equity Advisors IV, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     N/A
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            0
SHARES        ------------------------------------------------------------------
BENEFICIALLY   8.    SHARED VOTING POWER
OWNED BY             2,951,029 shares of Class A Common Stock held as of August
EACH                 6, 2001
REPORTING            3,189,427 shares of Class A Common Stock held as of
PERSON               February 28, 2002
WITH          ------------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              ------------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     2,951,029 shares of Class A Common Stock held as of August
                     6, 2001
                     3,189,427 shares of Class A Common Stock held as of
                     February 28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,951,029 shares of Class A Common Stock held as of August 6, 2001 3,189,427 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.17% as of August 6, 2001
     10.9% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     OO
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 6 of 50 Pages
-------------------------                           ------------------------
                                      13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     1997 Thomas H. Lee Nominee Trust
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     OO
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            34,474 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         37,259 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH          ------------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          ------------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              ------------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     34,474 shares of Class A Common Stock held as of August 6,
                     2001
                     37,259 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     34,474 shares of Class A Common Stock held as of August 6, 2001
     37,259 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.13% as of August 6, 2001
     0.14% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     OO
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 7 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Thomas H. Lee Charitable Investment Limited Partnership
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     OO
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            0
SHARES        -----------------------------------------------------------------
BENEFICIALLY   8.    SHARED VOTING POWER
OWNED BY             16,956 shares of Class A Common Stock held as of August 6,
EACH                 2001
REPORTING            18,326 shares of Class A Common Stock held as of February
PERSON               28, 2002
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     16,956 shares of Class A Common Stock held as of August 6,
                     2001
                     18,326 shares of Class A Common Stock held as of February
                     28, 2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     16,956 shares of Class A Common Stock held as of August 6, 2001
     18,326 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.07% as of August 6, 2001
     0.07% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN
-------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 8 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Putnam Investment Holdings, LLC
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            42,905 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         46,371 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     42,905 shares of Class A Common Stock held as of August 6,
                     2001
                     46,371 shares of Class A Common Stock held as of February
                     28, 2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     42,905 shares of Class A Common Stock held as of August 6, 2001
     46,371 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.16% as of August 6, 2001
     0.18% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 9 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     David V. Harkins
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            9,180 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         9,922 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               1,030 shares of Class A Common Stock held as of August 6,
WITH                 2001
                     1,114 shares of Class A Common Stock held as of February
                     28, 2002
                ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                      0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     10,210 shares of Class A Common Stock held as of August 6,
                     2001
                     11,036 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,210 shares of Class A Common Stock held as of August 6, 2001
     11,036 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.04% as of August 6, 2001
     0.04% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 10 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Scott A. Schoen
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            7,650 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         8,268 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     7,650 shares of Class A Common Stock held as of August 6,
                     2001
                     8,268 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,650 shares of Class A Common Stock held as of August 6, 2001
     8,268 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.03% as of August 6, 2001
     0.03% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 11 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     C. Hunter Boll
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            7,650 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         8,268 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     7,650 shares of Class A Common Stock held as of August 6,
                     2001
                     8,268 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,650 shares of Class A Common Stock held as of August 6, 2001
     8,268 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.03% as of August 6, 2001
     0.03% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 12 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Scott M. Sperling
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            7,650 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         8,268 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     7,650 shares of Class A Common Stock held as of August 6,
                     2001
                     8,268 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,650 shares of Class A Common Stock held as of August 6, 2001
     8,268 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.03% as of August 6, 2001
     0.03% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 13 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Anthony J. DiNovi
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            7,650 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         8,268 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     7,650 shares of Class A Common Stock held as of August 6,
                     2001
                     8,268 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,650 shares of Class A Common Stock held as of August 6, 2001
     8,268 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.03% as of August 6, 2001
     0.03% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 14 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Thomas M. Hagerty
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            7,650 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         8,268 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     7,650 shares of Class A Common Stock held as of August 6,
                     2001
                     8,268 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,650 shares of Class A Common Stock held as of August 6, 2001
     8,268 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.03% as of August 6, 2001
     0.03% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 14 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Warren C. Smith, Jr.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            7,650 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         8,268 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     7,650 shares of Class A Common Stock held as of August 6,
                     2001
                     8,268 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,650 shares of Class A Common Stock held as of August 6, 2001
     8,268 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.03% as of August 6, 2001
     0.03% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 14 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Seth W. Lawry
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            3,185 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         3,442 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     3,185 shares of Class A Common Stock held as of August 6,
                     2001
                     3,442 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,185 shares of Class A Common Stock held as of August 6, 2001
     3,442 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.01% as of August 6, 2001
     0.01% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP No.  90331S 10 9                                       Page 17 of 50 Pages
----------------------               13D                     -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Kent R. Weldon
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)[_]
                                                            (b)[_]
--------------------------------------------------------------------------------
3.        SEC USE ONLY
--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS           [_]
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                  7.     SOLE VOTING POWER
NUMBER OF                2,123 shares of Class A Common Stock held as of August
SHARES                   6, 2001
BENEFICIALLY             2,295 shares of Class A Common Stock held as of
OWNED BY                 February 28, 2002
EACH              --------------------------------------------------------------
REPORTING         8.     SHARED VOTING POWER
PERSON                   0
WITH              --------------------------------------------------------------
                  9.     SOLE DISPOSITIVE POWER
                         0
                  --------------------------------------------------------------
                  10.    SHARED DISPOSITIVE POWER
                         2,123 shares of Class A Common Stock held as
                         of August 6, 2001
                         2,295 shares of Class A Common Stock held as of
                         February 28, 2002
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,123 shares of Class A Common Stock held as of August 6, 2001
          2,295 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                        [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.01% as of August 6, 2001
          0.01% as of February 28, 2002
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP No.  90331S 10 9                                       Page 18 of 50 Pages
----------------------                13D                    -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Terrence M. Mullen
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)[_]
                                                                   (b)[_]
--------------------------------------------------------------------------------
3.        SEC USE ONLY
--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS           [_]
          IS  REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.     SOLE VOTING POWER
NUMBER OF                          1,686 shares of Class A Common Stock held as
SHARES                             of August 6, 2001
BENEFICIALLY                       1,822 shares of Class A Common Stock held as
OWNED BY                           of February 28, 2002
EACH                        ----------------------------------------------------
REPORTING                   8.     SHARED VOTING POWER
PERSON                             0
WITH                        ----------------------------------------------------
                            9.     SOLE DISPOSITIVE POWER
                                   0
                            ----------------------------------------------------
                            10.    SHARED DISPOSITIVE POWER
                                   1,686 shares of Class A Common Stock held as
                                   of August 6, 2001
                                   1,822 shares of Class A Common Stock held as
                                   of February 28, 2002
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,686 shares of Class A Common Stock held as of August 6, 2001
          1,822 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                         [_]

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.01% as of August 6, 2001
          0.01% as of February 28, 2002
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 19 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Todd M. Abbrecht
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            1,686 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         1,822 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     1,686 shares of Class A Common Stock held as of August 6,
                     2001
                     1,822 shares of Class A Common Stock held as of February
                     28, 2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,686 shares of Class A Common Stock held as of August 6, 2001
     1,822 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.01% as of August 6, 2001
     0.01% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 20 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Robert Schiff Lee 1998 Irrevocable Trust
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     OO
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            1,561 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         1,687 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     1,561 shares of Class A Common Stock held as of August 6,
                     2001
                     1,687 shares of Class A Common Stock held as of February
                     28, 2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,561 shares of Class A Common Stock held as of August 6, 2001
     1,687 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.01% as of August 6, 2001
     0.01% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 21 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Stephen Zachary Lee
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER
NUMBER OF              1,561 shares of Class A Common Stock held as of August 6,
SHARES                 2001
BENEFICIALLY           1,687 shares of Class A Common Stock held as of February
OWNED BY               28, 2002
EACH              --------------------------------------------------------------
REPORTING         8.   SHARED VOTING POWER
PERSON                 0
WITH              --------------------------------------------------------------
                  9.   SOLE DISPOSITIVE POWER
                       0
                  --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER
                       1,561 shares of Class A Common Stock held as of August 6,
                       2001
                       1,687 shares of Class A Common Stock held as of February
                       28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,561 shares of Class A Common Stock held as of August 6, 2001
     1,687 shares of Class A Common Stock held as of February 28, 2002
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.01% as of August 6, 2001
     0.01% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 22 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Charles A. Brizius
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                  7.   SOLE VOTING POWER
NUMBER OF              1,280 shares of Class A Common Stock held as of August 6,
SHARES                 2001
BENEFICIALLY           1,384 shares of Class A Common Stock held as of February
OWNED BY               28, 2002
EACH              --------------------------------------------------------------
REPORTING         8.   SHARED VOTING POWER
PERSON                 0
WITH              --------------------------------------------------------------
                  9.   SOLE DISPOSITIVE POWER
                       0
                  --------------------------------------------------------------
                  10.  SHARED DISPOSITIVE POWER
                       1,280 shares of Class A Common Stock held as of August 6,
                       2001
                       1,384 shares of Class A Common Stock held as of February
                       28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,280 shares of Class A Common Stock held as of August 6, 2001
     1,384 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.01% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 23 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     The Harkins 1995 Gift Trust
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            1,030 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         1,114 shares of Class A Common Stock held as of February
OWNED BY             28, 2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     1,030 shares of Class A Common Stock held as of August 6,
                     2001
                     1,114 shares of Class A Common Stock held as of February
                     28, 2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,030 shares of Class A Common Stock held as of August 6, 2001
     1,114 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 24 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Thomas R. Sheperd
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            906 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         979 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     906 shares of Class A Common Stock held as of August 6,
                     2001
                     979 shares of Class A Common Stock held as of February 28,
                     2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     906 shares of Class A Common Stock held as of August 6, 2001
     979 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 25 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Charles W. Robins as Custodian for Jesse Lee
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                 7.   SOLE VOTING POWER
NUMBER OF             781 shares of Class A Common Stock held as of August 6,
SHARES                2001
BENEFICIALLY          844 shares of Class A Common Stock held as of February 28,
OWNED BY              2002
EACH             --------------------------------------------------------------
REPORTING        8.   SHARED VOTING POWER
PERSON                0
WITH             --------------------------------------------------------------
                 9.   SOLE DISPOSITIVE POWER
                      0
                 --------------------------------------------------------------
                 10.  SHARED DISPOSITIVE POWER
                      781 shares of Class A Common Stock held as of August 6,
                      2001
                      844 shares of Class A Common Stock held as of February 28,
                      2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     781 shares of Class A Common Stock held as of August 6, 2001
     844 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 26 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Charles W. Robins as Custodian for Nathan Lee
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                 7.   SOLE VOTING POWER
NUMBER OF             781 shares of Class A Common Stock held as of August 6,
SHARES                2001
BENEFICIALLY          844 shares of Class A Common Stock held as of February 28,
OWNED BY              2002
EACH             --------------------------------------------------------------
REPORTING        8.   SHARED VOTING POWER
PERSON                0
WITH             --------------------------------------------------------------
                 9.   SOLE DISPOSITIVE POWER
                      0
                 --------------------------------------------------------------
                 10.  SHARED DISPOSITIVE POWER
                      781 shares of Class A Common Stock held as of August 6,
                      2001
                      844 shares of Class A Common Stock held as of February 28,
                      2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     781 shares of Class A Common Stock held as of August 6, 2001
     844 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 27 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Charles W. Robins
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            625 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         675 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               1,562 shares of Class A Common Stock held as of August 6,
WITH                 2001
                     1,688 shares of Class A Common Stock held as of February
                     28, 2002
                ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     2,186 shares of Class A Common Stock held as of August 6,
                     2001
                     2,362 shares of Class A Common Stock held as of February
                     28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,186 shares of Class A Common Stock held as of August 6, 2001
     2,362 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.01% as of August 6, 2001
     0.01% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 28 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     James Westra
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                 7.   SOLE VOTING POWER
NUMBER OF             625 shares of Class A Common Stock held as of August 6,
SHARES                2001
BENEFICIALLY          675 shares of Class A Common Stock held as of February 28,
OWNED BY              2002
EACH             ---------------------------------------------------------------
REPORTING        8.   SHARED VOTING POWER
PERSON                0
WITH             ---------------------------------------------------------------
                 9.   SOLE DISPOSITIVE POWER
                      0
                 ---------------------------------------------------------------
                 10.  SHARED DISPOSITIVE POWER
                      625 shares of Class A Common Stock held as of August 6,
                      2001
                      675 shares of Class A Common Stock held as of February 28,
                      2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     625 shares of Class A Common Stock held as of August 6, 2001
     675 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 29 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Wendy L. Masler
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            625 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         675 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     625 shares of Class A Common Stock held as of August 6,
                     2001
                     675 shares of Class A Common Stock held as of February 28,
                     2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     625 shares of Class A Common Stock held as of August 6, 2001
     675 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 30 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Andrew D. Flaster
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            531 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         574 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     531 shares of Class A Common Stock held as of August 6,
                     2001
                     574 shares of Class A Common Stock held as of February 28,
                     2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     531 shares of Class A Common Stock held as of August 6, 2001
     574 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 31 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Scott L. Jaeckel
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            468 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         506 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     468 shares of Class A Common Stock held as of August 6,
                     2001
                     506 shares of Class A Common Stock held as of February 28,
                     2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     468 shares of Class A Common Stock held as of August 6, 2001
     506 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 32 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Soren L. Oberg
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            468 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         506 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     468 shares of Class A Common Stock held as of August 6,
                     2001
                     506 shares of Class A Common Stock held as of February 28,
                     2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     468 shares of Class A Common Stock held as of August 6, 2001
     506 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 33 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Adam A. Abramson
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            375 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         405 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     375 shares of Class A Common Stock held as of August 6,
                     2001
                     405 shares of Class A Common Stock held as of February 28,
                     2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     375 shares of Class A Common Stock held as of August 6, 2001
     405 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------

-------------------------                           ------------------------
 CUSIP No.  90331S 10 9                               Page 34 of 50 Pages
-------------------------                           ------------------------
                                      13D

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Joanne M. Ramos
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[_]
                                                                    (b)[_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                      [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
               7.    SOLE VOTING POWER
NUMBER OF            375 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         405 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH          -----------------------------------------------------------------
REPORTING      8.    SHARED VOTING POWER
PERSON               0
WITH          -----------------------------------------------------------------
               9.    SOLE DISPOSITIVE POWER
                     0
              -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER
                     375 shares of Class A Common Stock held as of August 6,
                     2001
                     405 shares of Class A Common Stock held as of February 28,
                     2002
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     375 shares of Class A Common Stock held as of August 6, 2001
     405 shares of Class A Common Stock held as of February 28, 2002
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                          [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 35 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Nancy M. Graham
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            375 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         405 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON                0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                      0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     375 shares of Class A Common Stock held as of August 6,
                     2001
                     405 shares of Class A Common Stock held as of February 28,
                     2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     375 shares of Class A Common Stock held as of August 6, 2001
     405 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP No.  90331S 10 9                                   Page 36 of 50 Pages
-------------------------                               ------------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Gregory A. Ciongoli
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[_]
                                                                     (b)[_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS              [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7.   SOLE VOTING POWER
NUMBER OF            375 shares of Class A Common Stock held as of August 6,
SHARES               2001
BENEFICIALLY         405 shares of Class A Common Stock held as of February 28,
OWNED BY             2002
EACH            ----------------------------------------------------------------
REPORTING       8.   SHARED VOTING POWER
PERSON               0
WITH            ----------------------------------------------------------------
                9.   SOLE DISPOSITIVE POWER
                     0
                ----------------------------------------------------------------
                10.  SHARED DISPOSITIVE POWER
                     375 shares of Class A Common Stock held as of August 6,
                     2001
                     405 shares of Class A Common Stock held as of February 28,
                     2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     375 shares of Class A Common Stock held as of August 6, 2001
     405 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                  [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                                -----------------------
CUSIP No.  90331S 10 9                                       Page 37 of 50 Pages
-------------------------                                -----------------------
                                       13D

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Wm. Matthew Kelly
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]
------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
     PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS           [_]
     IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                 7.   SOLE VOTING POWER
NUMBER OF             375 shares of Class A Common Stock held as of August 6,
SHARES                2001
BENEFICIALLY          405 shares of Class A Common Stock held as of
OWNED BY              February 28, 2002
EACH             ---------------------------------------------------------------
REPORTING        8.   SHARED VOTING POWER
PERSON                0
WITH             ---------------------------------------------------------------
                 9.   SOLE DISPOSITIVE POWER
                      0
                 ---------------------------------------------------------------
                 10.  SHARED DISPOSITIVE POWER
                      375 shares of Class A Common Stock held as of August 6,
                      2001
                      405 shares of Class A Common Stock held as of
                      February 28, 2002
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     375 shares of Class A Common Stock held as of August 6, 2001
     405 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                               [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00% as of August 6, 2001
     0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

-------------------------                                 ----------------------
CUSIP No.  90331S 10 9                                       Page 38 of 50 Pages
-------------------------                                 ----------------------
                                       13D

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        P. Holden Spaht
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS           [_]
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER
NUMBER OF           219 shares of Class A Common Stock held as of August 6, 2001
SHARES              236 shares of Class A Common Stock held as of February 28,
BENEFICIALLY        2002
OWNED BY       -----------------------------------------------------------------
EACHREPORTING       8.  SHARED VOTING POWER
PERSON              0
WITH           -----------------------------------------------------------------
                9.  SOLE DISPOSITIVE POWER
                    0
               -----------------------------------------------------------------
                10. SHARED DISPOSITIVE POWER
                    219 shares of Class A Common Stock held as of August 6, 2001
                    236 shares of Class A Common Stock held as of February 28,
                    2002
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        219 shares of Class A Common Stock held as of August 6, 2001
        236 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                               [_]
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.00% as of August 6, 2001
        0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
        IN
--------------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP No.  90331S 10 9                                       Page 39 of 50 Pages
----------------------                                       -------------------
                                     13D
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Kevin F. Sullivan
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)[_]
                                                            (b)[_]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS           [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                   7.     SOLE VOTING POWER
NUMBER OF                 62 shares of Class A Common Stock held as of August 6,
SHARES                    2001
BENEFICIALLY              67 shares of Class A Common Stock held as of February
OWNED BY                  28, 2002
EACH              --------------------------------------------------------------
REPORTING          8.     SHARED VOTING POWER
PERSON                    0
WITH              --------------------------------------------------------------
                   9.     SOLE DISPOSITIVE POWER
                          0
                  --------------------------------------------------------------
                   10.    SHARED DISPOSITIVE POWER
                          62 shares of Class A Common Stock held as of August 6,
                          2001
                          67 shares of Class A Common Stock held as of February
                          28, 2002
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      62 shares of Class A Common Stock held as of August 6, 2001
      67 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                      [_]
-----------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00% as of August 6, 2001
      0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP No.  90331S 10 9                                       Page 40 of 50 Pages
----------------------                                       -------------------
                                      13D

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Diane M. Barriere
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)[_]
                                                          (b)[_]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS           [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                7.     SOLE VOTING POWER
NUMBER OF              62 shares of Class A Common Stock held as of August 6,
SHARES                 2001
BENEFICIALLY           67 shares of Class A Common Stock held as of February 28,
OWNED BY               2002
EACH            ----------------------------------------------------------------
REPORTING       8.     SHARED VOTING POWER
PERSON                 0
WITH            ----------------------------------------------------------------
                9.     SOLE DISPOSITIVE POWER
                       0
                ----------------------------------------------------------------
                10.    SHARED DISPOSITIVE POWER
                       62 shares of Class A Common Stock held as of August 6,
                       2001
                       67 shares of Class A Common Stock held as of February 28,
                       2002
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      62 shares of Class A Common Stock held as of August 6, 2001
      67 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]
--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00% as of August 6, 2001
      0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

----------------------                                 -------------------
CUSIP No.  90331S 10 9                                 Page 41 of 50 Pages
----------------------                13D              -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Kim H. Oakley
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)[_]
                                                                       (b)[_]
--------------------------------------------------------------------------------
3.        SEC USE ONLY
--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS           [_]
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                   7.     SOLE VOTING POWER
NUMBER OF                 31 shares of Class A Common Stock held as of
SHARES                    August 6, 2001
BENEFICIALLY              34 shares of Class A Common Stock held as of
OWNED BY                  February 28, 2002
EACH               -------------------------------------------------------------
REPORTING          8.     SHARED VOTING POWER
PERSON                    0
WITH               -------------------------------------------------------------
                   9.     SOLE DISPOSITIVE POWER
                          0
                   -------------------------------------------------------------
                   10.    SHARED DISPOSITIVE POWER
                          31 shares of Class A Common Stock held as of
                          August 6, 2001
                          34 shares of Class A Common Stock held as of February
                          28, 2002
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31 shares of Class A Common Stock held as of August 6, 2001
          34 shares of Class A Common Stock held as of February 28, 2002
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                   [_]

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00% as of August 6, 2001
          0.00% as of February 28, 2002
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

This Schedule 13D/A constitutes the first amendment to the Schedule 13D originally filed by the Reporting Persons with the Securities and Exchange Commission on March 12, 2001 with respect to the Class A Common Stock of US LEC Corp. (the "Company"). Except as specifically amended by this Schedule 13D/A, the original Schedule 13D remains in full force and effect.

Information given in response to each item shall be deemed incorporated by reference in all other items.

Item 2.  Identity and Background.

         (a) -(c) and (f). This statement is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"):(1) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund");(2) Thomas
H. Lee Foreign Fund IV, L.P., a Delaware limited partnership ("Foreign Fund");
(3) Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership ("Foreign Fund B"); (4) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"); (5)Thomas H. Lee Charitable Investment Limited Partnership, a Massachusetts limited partnership ("Charitable Investment");(6) certain parties affiliated with Thomas H. Lee Company, a Massachusetts sole proprietorship, who are set forth on Schedule A hereto (the "Affiliate Purchasers"); and (7) Putnam Investment Holdings, LLC, a Delaware limited liability company ("Putnam"). Equity Fund, Foreign Fund, Foreign Fund B, Charitable Investment, the Affiliate Purchasers and Putnam are referred to herein as the "THL Investors."

         The address of each of the Reporting Persons other than Putnam is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109. The address of Putnam is One Post Office Square, Boston, Massachusetts 02109.

         Each of Equity Fund, Foreign Fund and Foreign Fund B is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of Equity Fund, Foreign Fund and Foreign Fund B. Charitable Investment is principally engaged in charitable giving supported by investments in securities. The Affiliate Purchasers are employed by or affiliated with employees of Thomas H. Lee Company as indicated in Schedule A hereto. Putnam is principally engaged in the business of investment management.

         Schedule B hereto sets forth information concerning other persons and entities as to which such information is required to be disclosed in response to
Item 2 and General Instruction C to Schedule 13D.

         (d) and (e). None of the Reporting Persons or any of their directors, officers or trustees has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

         None of the Reporting Persons or any of their directors, officers or trustees has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which it was or is subject to a judgment, decree or final order enjoining

                             (Page 42 of 50 Pages)
future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration.

         The THL Investors are parties to a Stock Purchase Agreement (the "Agreement"), dated as of April 11, 2000, previously filed with the Commission via EDGAR, by and among the Company and the Persons listed on Schedule 1 attached thereto. As of the date of the Agreement, the THL Investors purchased 100,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock"). As of August 6, 2001, the THL Investors had received an additional 7,728 shares of Preferred Stock through paid in kind dividends which accrued on a quarterly basis for a total amount of 107,728 shares of Preferred Stock. As of February 28, 2002, the THL Investors have received an additional 3,256 shares of Preferred Stock through paid in kind dividends which accrued on a quarterly basis for a total amount of 110,984 shares of Preferred Stock.

         The 107,728 shares of Preferred Stock held as of August 6, 2001 were convertible into 3,122,617 shares of Class A Common Stock (the "Class A Common Stock" or "Common Stock") based on a purchase price of $1,000.00 and a conversion price of $34.4994. The 110,984 shares of Preferred Stock held as of February 28, 2002 are presently convertible into 3,374,876 shares of Common Stock based on a purchase price of $1,000.00 and a conversion price of $32.8855. The Reporting Persons did not borrow any funds to effectuate the transaction whereby the Reporting Person received securities which are the subject of this filing on Schedule 13D/A. Each of Equity Fund, Foreign Fund, Foreign Fund B and Charitable Investment obtained funds to make the purchases described herein through capital contributions from their partners. The Affiliate Purchasers obtained funds from their personal accounts to make the purchases described herein. Putnam obtained funds to make the purchase described herein from working capital.

Item 5.  Interest in Securities of the Company.

         (a) and (b). By virtue of the relationships described herein, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to share voting and dispositive power with respect to, and therefore beneficially own, the shares beneficially owned by the members of the group as a whole. As of the date hereof, the Reporting Persons collectively own an aggregate of 110,984 shares of Preferred Stock (107,728 shares as of August 6, 2001), which is convertible into 3,374,876 shares or 11.46% (3,122,617 shares or 10.70% as of August 6, 2001) of the Company's outstanding Common Stock based on 26,063,258 shares outstanding (26,063,259 shares as of August 6, 2001) as stated in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed with the Commission on November 14, 2001 (the "Outstanding Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those shares held by any other members of such group or of shares held individually by certain directors or executive officers of certain of the Reporting Persons, if any.

         Charitable Investment and the Affiliate Purchasers acquired their shares of Preferred Stock as a co-investment required by the terms of the partnership agreements of Equity Fund, Foreign Fund and Foreign Fund B. Such agreements require that Charitable Investment and the Affiliate

                             (Page 43 of 50 Pages)

Purchasers hold and sell their Preferred Stock and the Common Stock into which such Preferred Stock converts on a pro rata basis with Equity Fund, Foreign Fund and Foreign Fund B.

         Equity Fund has direct beneficial ownership of 2,819,135 shares of Common Stock (2,608,415 shares as of August 6, 2001) pursuant to the Agreement, representing approximately 9.76% of the Outstanding Shares (9.10% as of August 6, 2001). Equity Fund has shared voting power with Advisors and shared dispositive power with respect to such shares.

         Foreign Fund has direct beneficial ownership of 96,488 shares (89,276 shares as of August 6, 2001) pursuant to the Agreement, representing approximately 0.37% of the Outstanding Shares (0.34% as of August 6, 2001). Foreign Fund has shared voting power with Advisors and shared dispositive power with respect to such shares.

         Foreign Fund B has direct beneficial ownership of 273,804 shares (253,338 shares as of August 6, 2001) pursuant to the Agreement, representing approximately 1.04% of the Outstanding Shares (0.96% as of August 6, 2001). Foreign Fund B has shared voting power with Advisors and shared dispositive power with respect to such shares.

         Charitable Investment has direct beneficial ownership of 18,326 shares (16,956 shares as of August 6, 2001) pursuant to the Agreement, representing 0.07% of the Outstanding Shares (0.07% as of August 6, 2001). Charitable Investment has shared voting power with Foreign Fund B and shared dispositive power with respect to such shares.

         The Affiliate Purchasers have direct beneficial ownership of the number of shares indicated on Schedule A hereto and have sole voting and shared dispositive power with respect to such shares except as described below. David
V. Harkins may be deemed to share voting and dispositive power over shares held by The Harkins 1995 Gift Trust. The filing of this Schedule 13D/A shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the beneficial owner of such shares. Charles W. Robins may be deemed to share voting and dispositive power over shares held as custodian for Jesse Lee and Nathan Lee. The filing of this Schedule 13D/A shall not be construed as an admission that Mr. Robins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares.

         Putnam has beneficial ownership of 46,371 shares (42,905 shares as of August 6, 2001) pursuant to the Stock Purchase Agreement, representing approximately 0.18% of the Outstanding Shares (0.16% as of August 6, 2001). Putnam has sole voting and shared dispositive power with respect to such shares.

         Advisors, as the general partner of Equity Fund, Foreign Fund and Foreign Fund B, may be deemed to share voting and dispositive power with respect to 3,189,427 shares beneficially owned by Equity Fund, Foreign Fund and Foreign Fund B (2,951,029 shares as of August 6, 2001), which represents approximately 10.9% of the Outstanding Shares (10.17% as of August 6, 2001). The filing of this Schedule 13D/A by Advisors shall not be construed as an admission that Advisors is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares held by Equity Fund, Foreign Fund, and Foreign Fund B.

                             (Page 44 of 5o Pages)

         Thomas H. Lee may be deemed to share voting and dispositive power with respect to (i) 3,189,427 shares deemed to be held by Advisors (2,951,029 shares as of August 6, 2001), in his capacity as the managing member of Advisors, and
(ii) 18,326 shares held by Charitable Investment (16,956 shares as of August 6,
2001), representing an aggregate of approximately 10.96% of the Outstanding Shares (10.22% as of August 6, 2001). The filing of this Schedule 13D/A shall not be construed as an admission that Thomas H. Lee is, for the purpose of
Section 13(d) of the Exchange Act, the beneficial owner of shares held by Advisors or Charitable Investment.

         Neither the filing of this Schedule 13D/A nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the shares other than those which such Reporting Person has acquired pursuant to the Agreement, as amended.

         (c) On August 6, 2001, Richard T. Aab, the Company's Chairman, and Tansukh V. Ganatra, the Company's Vice Chairman, converted 14,059,500 shares of Class B Common Stock into the same number of shares of Class A Common Stock . As a result, the number of issued and outstanding shares of Class A Common Stock more than doubled, to approximately 26,063,000 shares. As a result of that increase, the percentage of outstanding Common Stock represented by the 107,728 shares of Preferred Stock held by the THL Investors as of August 6, 2001, which was convertible into 3,122,617 shares of Common Stock, decreased from approximately 20.64% to approximately 10.70%.

         (d)      Not applicable.

         (e)      Not applicable.

                             (Pages 45 of 50 Pages)

                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: February 28, 2002

                                           THOMAS H. LEE EQUITY FUND IV, L.P.

                                           By: THL Equity Advisors IV, LLC

                                             By: /s/ Anthony J. DiNovi
                                                 -------------------------
                                                  Name: Anthony J. DiNovi
                                                  Title: Managing Director

                                           THOMAS H. LEE FOREIGN FUND IV, L.P.

                                           By: THL Equity Advisors IV, LLC

                                             By: /s/ Anthony J. DiNovi
                                                 -------------------------
                                                  Name: Anthony J. DiNovi
                                                  Title: Managing Director

                                     .     THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                                           By: THL Equity Advisors IV, LLC

                                             By: /s/ Anthony J. DiNovi
                                                 -------------------------
                                                  Name: Anthony J. DiNovi
                                                  Title: Managing Director

                                           THL EQUITY ADVISORS IV, LLC

                                           By: THL Equity Advisors IV, LLC

                                             By: /s/ Anthony J. DiNovi
                                                 -------------------------
                                                  Name: Anthony J. DiNovi
                                                  Title: Managing Director

                                           THOMAS H. LEE CHARITABLE INVESTMENT

                                           By: THL Equity Advisors IV, LLC

                                             By: /s/ Thomas H. Lee
                                                 -------------------------
                                                  Name: Thomas H. Lee
                                                  Title: President

                             (Page 46 of 50 Pages)

                        AFFILIATE PURCHASERS as listed on Schedule A to this to Schedule 13D/A pursuant to powers of attorney executed in favor of and granted and delivered to Anthony J. DiNovi and Kent R. Weldon

                              By: /s/ Anthony J. DiNovi
                                  --------------------------
                                   Attorney-in-fact for all Affiliate Purchasers

                        PUTNAM INVESTMENT HOLDINGS, LLC

                              By: /s/ William H. Woolverton
                                  --------------------------
                                   Name: William H. Woolverton
                                   Title: Vice President and Clerk

                             (Page 47 of 50 Pages)

Schedule A
----------

                              AFFILIATE PURCHASERS

     Set forth below are the names of the Affiliate Purchasers that hold shares of Series A Preferred Stock of the Company. Opposite each name is the number of shares of Class A Common Stock beneficially owned by each of the Affiliate Purchasers by virtue of their holding shares of Series A Preferred Stock.

--------------------------------------------------------------------------------------
                                                 As of August 6,   As of February 28,
                                                 2001              2002
--------------------------------------------------------------------------------------
1997 Thomas H. Lee Nominee Trust                          34,474               37,259
--------------------------------------------------------------------------------------
David V. Harkins                                           9,180                9,922
--------------------------------------------------------------------------------------
Scott A. Schoen                                            7,650                8,268
--------------------------------------------------------------------------------------
C. Hunter Boll                                             7,650                8,268
--------------------------------------------------------------------------------------
Scott M. Sperling                                          7,650                8,268
--------------------------------------------------------------------------------------
Anthony J. DiNovi                                          7,650                8,268
--------------------------------------------------------------------------------------
Thomas M. Hagerty                                          7,650                8,268
--------------------------------------------------------------------------------------
Warren C. Smith, Jr                                        7,650                8,268
--------------------------------------------------------------------------------------
Seth W. Lawry                                              3,185                3,442
--------------------------------------------------------------------------------------
Kent R. Weldon                                             2,123                2,295
--------------------------------------------------------------------------------------
Terrence M. Mullen                                         1,686                1,822
--------------------------------------------------------------------------------------
Todd M. Abbrecht                                           1,686                1,822
--------------------------------------------------------------------------------------
Robert Schiff Lee 1988 Irrevocable Trust                   1,561                1,687
--------------------------------------------------------------------------------------
Stephen Zachary Lee                                        1,561                1,687
--------------------------------------------------------------------------------------
Charles A. Brizius                                         1,280                1,384
--------------------------------------------------------------------------------------
The Harkins 1995 Gift Trust                                1,030                1,114
--------------------------------------------------------------------------------------
Thomas R. Shepherd                                           906                  979
--------------------------------------------------------------------------------------
Charles W. Robins as Custodian for Jesse Lee                 781                  844
--------------------------------------------------------------------------------------
Charels W. Robins as Custodian for Nathan Lee                781                  844
--------------------------------------------------------------------------------------
Charles W. Robins                                            625                  675
--------------------------------------------------------------------------------------
James Westra                                                 625                  675
--------------------------------------------------------------------------------------
Wendy L. Masler                                              625                  675
--------------------------------------------------------------------------------------
Andrew D. Flaster                                            531                  574
--------------------------------------------------------------------------------------
Scott L. Jaeckel                                             468                  506

                             (Page 48 of 50 Pages)

---------------------------------------------------------------------
Soren L. Oberg                                   468             506
---------------------------------------------------------------------
Adam A. Abramson                                 375             405
---------------------------------------------------------------------
Joanne M. Ramos                                  375             405
---------------------------------------------------------------------
Nancy M. Graham                                  375             405
---------------------------------------------------------------------
Gregory A. Ciongoli                              375             405
---------------------------------------------------------------------
Wm. Matthew Kelly                                375             405
---------------------------------------------------------------------
P. Holden Spaht                                  219             236
---------------------------------------------------------------------
Kevin F. Sullivan                                 62              67
---------------------------------------------------------------------
Diane M. Barriere                                 62              67
---------------------------------------------------------------------
Kim H. Oakley                                     31              34
---------------------------------------------------------------------

                              (Page 49 of 50 Pages)

Schedule B
----------

     Each of the following individuals is a United States citizen and, with the exception of Wm. Matthew Kelly, Adam A. Abramson, Joanne M. Ramos, Charles W. Robins, James Westra, Stephen Zachary Lee, Jesse Lee, and Nathan Lee, is employed by the Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109: David V. Harkins, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Adam A. Abramson, Joanne M. Ramos, Nancy M. Graham, Gregory A. Ciongoli, Wm. Matthew Kelly, P. Holden Spaht, Kevin F. Sullivan, Diane M. Barriere, Kim H. Oakley, Stephen Zachary Lee, Jesse Lee, Nathan Lee, Charles W. Robins and James Westra.

     Wm. Matthew Kelly, Adam A. Abramson and Joanne M. Ramos are former employees of the Thomas H. Lee Company.

     Charles W. Robins and James Westra are employed by Hutchins, Wheeler & Dittmar, a Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110. Stephen Zachary Lee, Jesse Lee and Nathan Lee are not employed.

                              (Page 50 of 50 Pages)